Exhibit 99.1

Vonage Holdings Corp. Reports Third Quarter 2012 Results
-- Adjusted EBITDA1 of $34 Million --
-- Net Income of $21 Million or $0.09 per Share Excluding Adjustments2 --
-- Revenue of $208 Million --
-- Grew Customer Base with 9,000 Net Line Additions --
-- Repurchased 6 Million Shares for $14 Million as of October 30th --

Holmdel, NJ, October 31, 2012 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting people through cloud-connected devices worldwide, today announced results for the third quarter ended September 30, 2012.
Vonage reported adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”)1 of $34 million, down slightly from $35 million sequentially, and down from $40 million in the year ago quarter, consistent with the Company's previously stated plan to increase investment in strategic growth initiatives by $5-$10 million per quarter in 2012. The Company invested $5 million in growth initiatives in the third quarter and $16 million through the first three quarters of 2012. The Company had income from operations of $23 million compared to a loss from operations of $3 million in the prior quarter due to a one-time, non-cash adjustment of $25 million on the write-down of software assets, and compared to income from operations of $27 million in the year ago quarter.
GAAP net income was $13 million or $0.06 per share, up from a GAAP net loss of $3 million or $0.01 per share sequentially, and down from GAAP net income of $16 million or $0.07 per share a year ago. Net income excluding adjustments2 was $21 million or $0.09 per share, flat sequentially and down from $24 million or $0.11 per share a year ago.
Gross line additions were 172,000, an increase from 163,000 sequentially and 170,000 versus the prior year. Customer churn was 2.5%, flat sequentially and down from 2.7% a year ago as a result of sustained improvements in customer satisfaction and more effective retention processes. The Company grew its customer base by 9,000 net lines during the quarter.
"We reported a solid third quarter marked by stability in our core business, resulting in the growth of our customer base and steady cash flow,” said Marc Lefar, Vonage Chief Executive Officer. “During the quarter, we launched several key services in support of our growth initiatives. These included a compelling new international plan for calls to the Philippines through our partnership with Globe; unlimited calling to mobile phones in Mexico; and, the addition of Vietnam and South Korea to our flagship Vonage World plan. In addition, we fielded technical trials of our innovative mobile roaming capability. And, last week, we unveiled our new digital calling card service to meet the needs of light to medium-use international callers. Market testing of our BasicTalk service, targeting light-use domestic callers, has been expanded to a two-city multi-channel trial based upon the success of early direct marketing efforts,” Lefar continued.
“In addition, we executed on our stock repurchase plan announced in August as part of our balanced approach to capital allocation. We expect to repurchase additional shares in the fourth quarter. And, we are on track to complete our $50 million buyback as planned, while also continuing to invest for growth.”
Third Quarter Financial and Operating Results
Revenue totaled $208 million, down from $212 million sequentially due to the non-operational impact of lower Universal Service Fund (“USF”) fees and plan mix.  Revenue declined from $217 million in the year ago quarter primarily due to lower average lines, plan mix, and the accounting impact from legacy activation fees that the Company discontinued in 2009. Average revenue per user was $29.31, down from $29.98 sequentially due primarily to lower USF fees and plan mix, and down from $30.16 in the year ago quarter due to plan mix.
Direct cost of telephony services (“COTS”) was $55 million, down from $58 million sequentially due primarily to lower USF fees, which are a pass-through, and down from $59 million compared to the year ago quarter as a result of lower domestic termination costs. On a per line basis, COTS was $7.80, down from $8.23 sequentially and $8.25 in the third quarter of last year.
Direct cost of goods sold was $10 million, up from $9 million sequentially on higher gross line additions, and down from $11 million in the prior year's quarter. Direct margin3 was 68%, flat sequentially and year-over-year.
Selling, general and administrative (“SG&A”) expense was $60 million, up from $58 million sequentially, and up from $59 million in the year ago quarter due to the expansion of the Company's retail sales channel.
Marketing expense was $51 million, down from $55 million in the seasonally high cost second quarter, and flat compared to the year ago quarter. Subscriber line acquisition cost (“SLAC”) was $299, down from $336 sequentially and down slightly from $300 in the year ago quarter.
As of September 30, 2012, cash and cash equivalents, including $6 million in restricted cash, totaled $80 million. Capital expenditures for the quarter were $1 million. Capital expenditures are expected to ramp in the fourth quarter to between $15 million and $20 million, resulting in annual capital expenditures for 2012 of $30-$35 million. Free cash flow4 was $17 million, down from $25 million in the second quarter due primarily to changes in working capital.
Growth Initiatives
Vonage continues to execute on its growth initiatives in international long distance, mobile and international expansion. During the third quarter, the Company expanded its international calling plans to Mexico, the Philippines and Southeast Asia. To gain share of light-to-medium use customers primarily reliant on mobile phones, last week, Vonage introduced the Vonage Digital Calling Card, a simple and convenient way for mobile phone users to save on international calling. The card offers rates which are comparable to traditional calling cards and provides exceptional quality but without hidden fees or charges.

Last week, Vonage entered into an alliance with AARP as part of Vonage's initiative to expand its market presence through affinity relationships.  AARP members are individuals 50 years of age and older -- an important age group with growing international long distance calling needs.  This alliance will enable Vonage to market its calling plans directly to AARP's nearly 40 million members.  This is the first of what the Company expects will be more affinity relationships.
Since its introduction in July of 2011, more than 620,000 customers have signed up for Vonage's patented Extensions service, which expands the benefits of the Company's core service to any other phone, including mobiles. Customers have made more than one billion minutes of mobile Extensions calls, with Vonage customers now initiating more than 20% of their international calls over mobile devices.
Building on its mobile platform, Vonage is currently conducting a beta trial of its low-cost international roaming product, which allows customers to receive calls on their existing mobile number over Wi-Fi when traveling outside their home country, thereby avoiding high roaming charges.
The results of Vonage's unique calling plan to the Philippines since its launch in July are encouraging, and helped the Company to achieve positive net line additions in the third quarter. This plan was the result of Vonage's first international partnership with Globe announced in May. With more than three million Filipinos living in the U.S., the segment presents a substantial growth opportunity for Vonage and for Globe. The Company is in active discussions with several prospective partners in other international markets and expects to announce an additional alliance by the end of 2012.
2012 Outlook
Consistent with its prior guidance for 2012, the Company expects to achieve adjusted EBITDA of $30-$35 million per quarter, or $130-$135 million for the full year 2012, reflecting the ongoing investment of $5-10 million per quarter in strategic growth initiatives.
The Company updated its expectations for 2012 capital and software expenditures to “$30-$35 million” from “less than $35 million”.
Share Repurchase Program
Executing on its share repurchase program announced in August, Vonage repurchased 4 million shares of its common stock for $9 million during the quarter. As of October 30, 2012, Vonage had repurchased a total of 6 million shares of its common stock for $14 million, leaving the Company with $36 million available under its current share repurchase authorization.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(3)	Direct margin is defined as operating revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
	(unaudited)			(unaudited)
Statement of Operations Data:
Revenues	$207,584	$211,916	$216,507	$635,403	$654,633

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $3,722, $3,929, $3,864, $11,581, and $11,855, respectively)	55,245	58,195	59,230	175,063	177,302
Direct cost of goods sold	10,444	9,275	10,711	29,565	31,631
Selling, general and administrative	59,676	58,396	59,451	179,907	176,175
Marketing	51,361	54,956	51,044	159,739	152,659
Depreciation and amortization	8,110	8,518	8,683	25,272	28,413
Loss from abandonment of software assets	—	25,262	—	25,262	—
	184,836	214,602	189,119	594,808	566,180
Income (loss) from operations	22,748	(2,686)	27,388	40,595	88,453
Other income (expense):
Interest income	30	30	33	80	112
Interest expense	(1,402)	(1,566)	(2,926)	(4,719)	(15,116)
Change in fair value of stock warrant	—	—	—	—	(950)
Loss on extinguishment of notes	—	—	(7,985)	—	(11,806)
Other income (expense), net	28	(65)	(47)	5	(5)
	(1,344)	(1,601)	(10,925)	(4,634)	(27,765)
Income (loss) before income tax (expense) benefit	21,404	(4,287)	16,463	35,961	60,688
Income tax (expense) benefit	(8,191)	947	(426)	(12,167)	(1,790)
Net income (loss)	$13,213	$(3,340)	$16,037	$23,794	$58,898
Net income (loss) per common share:
Basic	$0.06	$(0.01)	$0.07	$0.11	$0.26
Diluted	$0.06	$(0.01)	$0.07	$0.10	$0.24
Weighted-average common shares outstanding:
Basic	225,555	226,429	225,281	225,904	223,903
Diluted	233,708	226,429	241,189	233,677	242,295

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
	(unaudited)			(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$18,157	$29,521	$45,533	$58,797	$108,141
Net cash used in investing activities	(1,120)	(4,307)	(11,938)	(13,461)	(24,355)
Net cash used in financing activities	(15,513)	(7,531)	(40,708)	(30,128)	(107,616)
Capital expenditures, intangible asset purchases and development of software assets	(1,402)	(4,306)	(11,939)	(14,741)	(25,403)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2012	2011
	(unaudited)	(audited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$74,708	$58,863
Restricted cash	5,653	6,929
Accounts receivable, net of allowance	22,367	17,862
Inventory, net of allowance	6,463	6,715
Prepaid expenses and other current assets	19,013	16,820
Deferred customer acquisition costs	5,861	5,685
Property and equipment, net	56,353	67,978
Software, net	19,163	45,661
Debt related costs, net	1,027	2,007
Intangible assets, net	7,275	9,056
Total deferred tax assets, including current portion, net	315,574	325,601
Other assets	4,029	3,038
Total assets	$537,486	$566,215
Accounts payable and accrued expenses	$106,240	$135,740
Deferred revenue	37,818	39,981
Total notes payable, including current portion	49,583	70,833
Capital lease obligations	16,125	17,665
Other liabilities	2,505	2,429
Total liabilities	$212,271	$266,648
Total stockholders' equity	$325,215	$299,567

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Gross subscriber line additions	171,628	163,349	170,344	500,431	503,736
Change in net subscriber lines	9,440	(64)	(8,939)	(9,363)	(16,162)
Subscriber lines (at period end)	2,365,524	2,356,084	2,388,721	2,365,524	2,388,721
Average monthly customer churn	2.5%	2.5%	2.7%	2.6%	2.6%
Average monthly operating revenue per line	$29.31	$29.98	$30.16	$29.79	$30.35
Average monthly direct cost of telephony services per line	$7.80	$8.23	$8.25	$8.21	$8.22
Marketing costs per gross subscriber line addition	$299	$336	$300	$319	$303
Employees (excluding temporary help) (at period end)	971	988	1,035	971	1,035
Direct margin as a % of revenues	68.4%	68.2%	67.7%	67.8%	68.1%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME (LOSS) FROM OPERATIONS
TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Income (loss) from operations	$22,748	$(2,686)	$27,388	$40,595	$88,453
Depreciation and amortization	8,110	8,518	8,683	25,272	28,413
Loss from abandonment of software assets	—	25,262	—	25,262	—
Share-based expense	3,473	3,505	4,131	9,601	10,460
Adjusted EBITDA	34,331	34,599	40,202	100,730	127,326

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME (LOSS) TO
NET INCOME EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Net income (loss)	$13,213	$(3,340)	$16,037	$23,794	$58,898
Loss from abandonment of software assets	—	25,262	—	25,262	—
Change in fair value of stock warrant	—	—	—	—	950
Income tax expense (benefit)	8,191	(947)	426	12,167	1,790
Loss on extinguishment of notes	—	—	7,985	—	11,806
Net income excluding adjustments	$21,404	$20,975	$24,448	$61,223	$73,444
Net income (loss) per common share:
Basic	$0.06	$(0.01)	$0.07	$0.11	$0.26
Diluted	$0.06	$(0.01)	$0.07	$0.10	$0.24
Weighted-average common shares outstanding:
Basic	225,555	226,429	225,281	225,904	223,903
Diluted	233,708	226,429	241,189	233,677	242,295
Net income per common share, excluding adjustments:
Basic	$0.09	$0.09	$0.11	$0.27	$0.33
Diluted	$0.09	$0.09	$0.10	$0.26	$0.30
Weighted-average common shares outstanding:
Basic	225,555	226,429	225,281	225,904	223,903
Diluted	233,708	232,441	241,189	233,677	242,380

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2012	2012	2011	2012	2011
Net cash provided by operating activities	$18,157	$29,521	$45,533	$58,797	$108,141
Less:
Capital expenditures	(865)	(1,659)	(3,686)	(4,557)	(8,853)
Acquisition and development of software assets	(537)	(2,647)	(8,253)	(10,184)	(16,550)
Free cash flow	$16,755	$25,215	$33,594	$44,056	$82,738

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET (CASH) DEBT
(Dollars in thousands)

	September 30,	December 31,
	2012	2011
	(unaudited)	(audited)
Current maturities of capital lease obligations	$2,375	$2,104
Current portion of notes payable	28,333	28,333
Notes payable, net of discount and current maturities	21,250	42,500
Capital lease obligations, net of current maturities	13,750	15,561
Gross debt	65,708	88,498
Less:
Unrestricted cash	74,708	58,863
Net (cash) debt	$(9,000)	$29,635

About Vonage
 Vonage (NYSE: VG) is a leading provider of communications services connecting individuals through cloud-connected devices worldwide. Our technology serves approximately 2.4 million subscriber lines. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use. Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and visual voicemail -- for one low monthly rate. Our Vonage Mobile® app lets users make free high-definition calls and send free texts to all users of the app, worldwide. The app works over Wi-Fi, 3G and 4G wireless data networks. Vonage's service is sold on the web and through regional and national retailers including Wal-Mart, Best Buy, Kmart and Sears, and is available to customers in the U.S. (www.vonage.com), Canada (www.vonage.ca) and the United Kingdom (www.vonage.co.uk).
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC., owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.

Vonage Investor Contact:	Vonage Media Contact:
Leslie Arena 732.203.7372 leslie.arena@vonage.com	Jen Holzapfel 732.444.2585 jennifer.holzapfel@vonage.com

Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net income excluding adjustments, net (cash) debt and free cash flow.
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization and loss from abandonment of software assets, which may vary from period to period without any correlation to underlying operating performance, and of share-based expense, which is a non-cash expense that also varies from period to period.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
The Company has also excluded from its net income (loss) the change in fair value of stock warrant,

loss on extinguishment of notes, the income tax benefit/(expense), and loss from abandonment of software assets. The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations when these events occurred on a comparative basis.
Vonage uses net (cash) debt as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net (cash) debt is also a factor that third parties consider in valuing the Company.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, and loss from abandonment of software assets.
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding the change in fair value of stock warrant, the loss on extinguishment of notes, the income tax benefit (expense), and loss from abandonment of software assets.
Vonage defines net (cash) debt as the current and long-term portion of notes payable and capital lease obligations plus unamortized discount on notes payable less unrestricted cash.
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures, and acquisition and development of software assets.

Conference Call and Webcast
Management will host a webcast discussion of the quarter's results on Wednesday, October 31, 2012 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately ten minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call until midnight November 6, 2012, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 39809290.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.
Safe Harbor Statement
This press release contains forward-looking statements regarding growth strategy, adjusted EBITDA, the Company's stock repurchase plan, and capital and software expenditures. In addition,

other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the Company's technology and systems including any disruption caused by the termination of our billing and order management project; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; the Company's ability to obtain or maintain relevant intellectual property licenses; results of regulatory inquiries into the Company's business practices; uncertainties relating to regulation of VoIP services; increased governmental regulation, currency restrictions, and other restraints and burdensome taxes and risks incident to foreign operations; the Company's dependence upon key personnel; the Company's history of net losses and ability to achieve consistent profitability in the future; fraudulent use of the Company's name or services; the Company's ability to maintain data security; security breaches and other compromises of information security; the Company's dependence on the Company's customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; any reinstatement of holdbacks by the Company's vendors; the Company's ability to obtain additional financing if required; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's available capital resources and other financial and operational performance which may cause the Company not to make share repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2011, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

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